Exhibit 99.4
SAPIENT CORPORATION
RESTRICTED STOCK UNITS
AGREEMENT
          In recognition of the important contributions that Sapient Corporation (the “Company” or “Sapient”) anticipates the employee whose name appears on the Notice attached to this Agreement and incorporated herein by this reference (the “Employee”) will make to the success of the Company and its Affiliates (together with the Company, the “Company Group”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.
1.	The Restricted Stock Unit Award. The Company hereby grants to the Employee the number of restricted stock units (the “Units”) set forth on the Notice, subject to the terms and conditions of this Agreement and the Sapient Corporation 1998 Stock Incentive Plan (the “Plan”). For the avoidance of doubt, the Award is not granted under the Plan although the Award is subject to the terms and conditions of the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in this Agreement are used as defined in the Plan and the Notice.
(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Common Stock” means common stock of the Company, $.01 par value.

(d)	“Fair Market Value” means the per share closing price of a share of Sapient Common Stock on the Nasdaq trading day immediately preceding the applicable Vesting Date.

(e)	“Grant Date” means the date designated as the Date of Grant on the Notice.

(f)	“NASDAQ” means the Nasdaq Stock Market.

(g)	“Notice” means the Notice of Restricted Stock Units Award attached to this Agreement and incorporated herein by reference.
Sapient Restricted Stock Units Agreement (UK) (July 2007)

(h)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested.

(i)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(j)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(k)	“Vesting Dates” means the dates listed in the Vesting Schedule on the attached Notice.
3.	Vesting.
(a)	An Award shall become Vested only upon the Vesting Dates as set forth in the Vesting Schedule, except as otherwise provided herein or determined by the Company in its sole discretion. No portion of any Award shall become Vested on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by a member of the Company Group.

(b)	In the event that the Employee’s employment terminates prior to a Vesting Date for any reason, including without limitation (1) death, (2) disability, or (3) termination by the Company or the Company Group, or (4) other termination of employment, any portion of the Award that has not then become Vested will be forfeited automatically.

(c)	In the event of a merger or acquisition of the Company in which the Company is not the surviving entity, or a sale of substantially all of the Company’s assets, the Company may, in its sole discretion, accelerate the Vesting of all or any portion of any Award, unless the surviving entity agrees to assume or provide substituted awards in respect of the portion of the Awards that have not yet become Vested.
4.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

5.	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company Group prior to the Payment Date. The Employee is not entitled to vote any Common Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award prior to any Payment Date

6.	Payment of Award. On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.

7.	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or the Company Group or limit the right of the

Company Group to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company Group. The Employee acknowledges and represents to the Company that the Employee has not been induced to receive any Award by expectation of employment or continued employment. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages or indemnity in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company Group to the Employee by contract or otherwise.
8.	Unfunded Status. The obligations of the Company Group hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company Group.

9.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

10.	Withholding. The Company’s obligation to deliver to the Employee shares of Common Stock under an Award shall be subject to the satisfaction of all applicable income, employment and “NIC” (as defined in Section 11 of this Agreement) withholding requirements (“Withholding Taxes”). To satisfy all Withholding Taxes due upon vesting of the Employee’s Units, the Employee agrees to pay to the Company, or make provision satisfactory to the Company for payment of, any Withholding Taxes, no later than the Payment Date. The Company and any Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention.

Further, as a condition of receiving any Vested Award, the Employee hereby agrees to the terms of the Irrevocable Standing Order to Sell Shares (the “Standing Order”), attached as Exhibit A. Pursuant to the Standing Order, and in lieu of taking the actions described in the immediately preceding paragraph of this Section 10, the Company, in its sole discretion, may require, and, in such event the Employee agrees, to the following:
(a)	The Employee authorizes the Company’s agent to sell, at the market price and on each Vesting Date (or the first NASDAQ trading day thereafter if a Vesting Date is a day in which NASDAQ is closed), the number of Vested shares that, per the Company’s instructions to its agent, is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. The Employee understands and agrees that the number of shares that such agent will sell will be based on the closing price of the Common Stock on the NASDAQ trading day immediately preceding the Vesting Date.

(b)	The Employee agrees that the proceeds received from the sale of Vested shares pursuant to this Section 10 will be used to satisfy the Withholding Taxes and, accordingly, the Employee hereby authorizes the Company’s agent to pay such proceeds to the Company for such purpose. The Employee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Employee’s stock brokerage account with E*TRADE Financial or such other third party brokerage under which the Employee maintains a brokerage account (the “Account”). The Employee further understands that any remaining Vested shares shall be deposited into the Account.

(c) The Employee acknowledges and agrees that, in the event that a market in the Common Stock does not exist, the Employee shall pay to the Company amounts sufficient to pay the Withholding Taxes and, to the extent that such payment is not made, the Company shall have the right to make other arrangements to satisfy the Withholding Taxes due upon the vesting of the Employee’s Shares.
11.	Liability to Employer’s NICs
(a)	For the purposes of this Section 11:

“Employer Company”	means such member of the Company Group as is the Employee’s employer or, if he has ceased to be employed within the Company Group, was his employer, or such other member of the Company Group, or such other person as, under any statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Withholding Taxes.

“Employer’s NICs”	in the UK means, secondary class I NICs and, in any other jurisdiction, such other social security contributions (or equivalent taxes) for which the Employer Company is primarily liable to account.

“NIC Gain”	means a gain realised on the acquisition of Common Stock pursuant to a right to acquire shares, being a gain treated as remuneration derived from the Employee’s employment by virtue of section 4(4)(a) of the UK Social Security Contributions and Benefits Act 1992.

“NICs”	means UK National Insurance contributions or, in any other jurisdiction, social security contributions (or other similar taxes).

(b)	The Employee agrees with and undertakes to the Company and any other company which is his Employer Company that the Employer Company may recover from the Employee (by means of the process specified in Section 10 of this Agreement or otherwise) the whole or any part of any Employer’s NICs payable in respect of any NIC Gain.

(c)	The Employee agrees and undertakes to join with the Employer Company in making an election (in a form satisfactory to the Company and the UK Inland Revenue) for any liability of the Employer Company to Employer’s NICs payable in respect of any NIC Gain, to be transferred to the Employee.
12.	Data Protection.

For the purposes of this Section 12, “Data” means the Employee’s name, home address, email address and telephone number, date of birth, other employee information, National Insurance number, details of all rights to acquire Common Stock granted and Common Stock issued or transferred to the Employee pursuant to the Plan, this Agreement or any other employees’ share scheme operated by the Company.

The Employee authorises and agrees that:
(a)	the Employer Company and any other member of the Company Group may disclose to any other member of the Company Group and to any administrator of the Plan all such Data relating to the Employee and to the participation of the Employee in the Plan as shall, in the opinion of the Company, be necessary to facilitate the operation and administration of the Plan and to enable any such administrator to discharge all its duties and functions in relation to the operation of the Plan;

(b)	any such persons may transfer Data amongst themselves for the purposes of administering the Plan;

(c)	any such person may use such Data for any such purposes; and

(d)	such Data may be transferred to and by any third party for such purposes.
13.	Amendment or Termination. This Agreement may be amended by mutual written agreement of the parties.

14.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, United States of America.

          IN WITNESS WHEREOF, Sapient Corporation has executed this Restricted Stock Units Agreement as of the ___ day of ___, 2009.

SAPIENT CORPORATION
By:
Alan J. Herrick
Chief Executive Officer

Exhibit A
IRREVOCABLE STANDING ORDER TO SELL SHARES
I have received from the Company on a voluntary basis the right to acquire shares of Sapient common stock (the “Shares”) pursuant to the attached Restricted Stock Units Agreement between Sapient and me.
I understand that I must maintain a securities brokerage account with E*TRADE Financial or such other third party brokerage (each of E*TRADE Financial or such other third party brokerage is herein defined as the “Broker”) to participate in the stock unit plan described in detail in the Restricted Stock Units Agreement, and Sapient has informed me about this requirement as well as the requirements for the opening of such a securities brokerage account so that the vested Shares can be deposited into account. Furthermore, I understand that on each vesting date, the vested Shares will be deposited into my stock brokerage account with the broker and that I will incur taxable ordinary employment income (“Taxable Income”) upon my receipt of the vested Shares. Per the terms of the Agreement, and if so directed by Sapient, I understand and agree to do the following as a condition of my receipt of vested Shares:
Upon each vesting date, I must sell a number of Shares that is sufficient to satisfy all withholding taxes, as determined by Sapient or my Sapient-affiliated employer, which are applicable to my Taxable Income (the “Withholding Taxes”). Accordingly, I HEREBY DIRECT THE BROKER TO SELL, ON EACH VESTING DATE LISTED ABOVE (OR THE FIRST NASDAQ TRADING DAY THEREAFTER IF A VESTING DATE IS A DAY ON WHICH NASDAQ IS CLOSED), THAT NUMBER OF SHARES THAT, PER SAPIENT’S INSTRUCTIONS TO THE AGENT, IS SUFFICIENT TO OBTAIN SALE PROCEEDS SUFFICIENT TO SATISFY THE WITHHOLDING TAXES. THE PER SHARE SALES PRICE SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF A SHARE OF SAPIENT COMMON STOCK ON THE NASDAQ TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE VESTING DATE.
I understand that the Broker will remit the proceeds of the foregoing sale promptly to Sapient for payment by Sapient or my Sapient-affiliated employer of the Withholding Taxes, and I authorize and direct the Broker to pay such proceeds to Sapient for this purpose.
I acknowledge that I have not been induced to participate in any trade in return for or as an expectation of employment or continued employment. I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares that will remain in effect until such time as I have received all Shares to which I am entitled under this Agreement. I also agree that this Irrevocable Standing Order to Sell Shares is in addition and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.